Q-4 2011Results

Cautionary Note About Forward-Looking Statements:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Examples of such factors can be found in our reports filed with the SEC, including the information under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended Dec. 31, 2010 and in our most recent Quarterly Report on Form 10-Q for the quarter ended Sept. 30. 2011. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

TrueBlue™ (NYSE:TBI) 2

Q-4 2011 Highlights  12% revenue growth; 22%* on a comparable week basis -wee basi  Strong results serving energy industry  Increased holiday demand  Success of our vertical market sales and service strategy  Positive gross margin results 90% ti i th + opera ng ncome grow 3TrueBlue™ (NYSE:TBI) * Represents growth on a comparable week basis as Q4 2011 was a 13-week quarter and Q4 2010 was a 14-week quarter.

Vertical Market Strategy  Dedicated sales leaders with expertise in the specific industries we serve  Specialized national sales and service teams deliver tailored solutions to our national customers  Local sales and service staff use industry best practices to serve local customers better  Strong focus on customer relationships and loyalty on both the local and national level 4TrueBlue™ (NYSE:TBI)

Financial Summary Q 4 2011 Q 4 2010 G th %- - row Revenue $ 350 $ 312 12% Gross profit $ 92 $ 82 12% % of Revenue 26.2% 26.3% SG&A expense $ 77 $ 72 7% % of Revenue 21 9% 23 0% . . Depreciation & amortization $ 4 $ 5 -4% % of Revenue 1.3% 1.5% Income from operations $ 11 $ 6 93% % of Revenue 3.1% 1.8% Net income $ 8 $ 4 91% % of Revenue 2.2% 1.3% Earnings per share $ 0.19 $ 0.09 110% 5TrueBlue™ (NYSE:TBI) Dollar amounts in millions, except EPS. Certain amounts may not sum or recalculate due to rounding.

Revenue Trends Monthly Revenue Growth* 25% Quarterly Revenue Growth 10% 15% 20% 25% 10% 15% 20% 22% compar able growth* 0% 5% Oct Nov Dec 0% 5% Q-1 Q-2 Q-3 Q-4 12% 24%18%14% 19% 12% 22% * Represents growth on a comparable week basis as Q4 2011 was a 13-week quarter and Q4 2010 was a 14-week quarter. TrueBlue™ (NYSE:TBI) 6

Gross Margin Change 28% +0.3%-0.4% 26% 22% 24% 26.3% 26.2% Q4 2010 2010 HIRE Act Credits / 2011 Sales Mix Pricing Q4 2011 7TrueBlue™ (NYSE:TBI)

SG&A Expense Change $80 $90 +$4M +$2M +$2M ($3M) $50 $60 $70 $30 $40 $72M $77M $0 $10 $20 Q4 2010 Extra Week in 2010 Variable People Investments Other Q4 2011 8TrueBlue™ (NYSE:TBI)

Closing Comments E t th i Q1 2012 f 9% 13% xpec revenue grow n o –  Continue vertical market strategy  Strong focus on gross margin  Balanced approach to revenue growth and expense control 9TrueBlue™ (NYSE:TBI)